Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Monetizes Interests in EnLink Midstream, Increases Share-Repurchase Program to $4 Billion

OKLAHOMA CITY – June 6, 2018 – Devon Energy Corp. (NYSE: DVN) announced today it has entered into an agreement to sell its aggregate ownership interests in EnLink Midstream Partners, LP (NYSE: ENLK) and EnLink Midstream, LLC (NYSE: ENLC) to an affiliate of Global Infrastructure Partners (GIP), a leading global, independent infrastructure fund manager for $3.125 billion. In conjunction with this sale agreement, Devon’s board of directors has increased the size of the company’s share-repurchase authorization to $4 billion.

Key Highlights

•	Accretive transaction values EnLink ownership at 12 times cash flow

•	Share-repurchase authorization represents approximately 20 percent of outstanding Devon stock

•	EnLink sale to reduce Devon’s consolidated debt by 40 percent

•	Consolidated G&A and interest costs to decline by approximately $300 million annually

•	No incremental corporate cash taxes resulting from transaction

“The sale of our EnLink interests represents a significant step forward in achieving our 2020 Vision to further simplify our asset portfolio and return excess cash to shareholders,” said Dave Hager, president and CEO. “This highly accretive transaction provides a strategic exit from EnLink at a value of 12 times cash flow, a substantial premium to Devon’s current trading multiple. The EnLink proceeds, combined with proceeds from the non-core E&P assets already sold and those currently being marketed, will exceed our $5 billion divestiture target.

“Consistent with our disciplined multi-year plan, we will return proceeds from this transaction to our shareholders,” Hager said. “Our board has authorized an increase in our share-repurchase program to $4 billion, which represents approximately 20 percent of our outstanding shares.

“Looking ahead, we will continue to build upon our strong relationship with EnLink and GIP,” Hager said. “EnLink remains a preferred partner for us in the midstream space, and we will continue to pursue mutually beneficial ways to grow our respective businesses across North America’s most prolific growth basins.”

Share-Repurchase Program Increased to $4 Billion

In conjunction with the EnLink transaction, Devon’s board of directors authorized a $3 billion increase to the company’s previously announced $1 billion share-repurchase program, bringing the total repurchase program to $4 billion. The $3 billion increase in authorization extends through Dec. 31, 2019 and is conditioned upon the closing of the EnLink transaction, which is expected to close in July 2018. As of April 30, 2018, Devon had completed $204 million of repurchases under the program totaling 6.2 million shares.

All purchases will be made in accordance with applicable laws from time to time in open-market or private transactions, depending on market conditions, and may be discontinued at any time. At the current share price, this program covers approximately 20 percent of the company’s outstanding common stock.

Pro Forma Financials and Revised Upstream Financial Outlook

Upon closing of this transaction, the financial results of EnLink Midstream will no longer be consolidated with Devon’s upstream business. Also, EnLink’s financial results up to this transaction will be presented as discontinued operations in Devon’s consolidated financial statements. Devon will provide pro forma financial statements within four business days of the transaction closing. Additionally, updated detailed forward-looking guidance for financial statement line items impacted by this transaction in 2018 are provided later in this release. A few noteworthy highlights of this revised guidance include consolidated G&A and interest savings of approximately $300 million and a 40-percent decrease in consolidated debt.

EnLink Transaction Details

Devon’s ownership interests in EnLink Midstream includes 115 million units in the general partner (NYSE: ENLC) and 95 million units in the master limited partnership (NYSE: ENLK). The company’s interests in EnLink generated $265 million of cash distributions over the past year, valuing the transaction at approximately 12 times cash flow. The transaction is subject to customary terms and conditions and is expected to close in July 2018.

As part of this transaction, Devon will extend its fixed-fee gathering and processing contracts with respect to the Bridgeport and Cana plants with EnLink through 2029. The company’s minimum volume commitments for these agreements will expire at the end of 2018.

Goldman Sachs & Co. LLC acted as the financial advisor to Devon on the transaction. J.P. Morgan Securities LLC provided a fairness opinion to Devon’s board of directors. Vinson & Elkins L.L.P. acted as legal advisor to Devon.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on achieving strong returns and capital-efficient cash flow growth. For more information, please visit www.devonenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to: the delay or failure to consummate the transaction due to unsatisfied closing conditions or otherwise; the amount of proceeds received, and the ultimate use of those proceeds; the negotiation and completion of the Cana and Bridgeport plants contract extensions; changes in commodity prices, market conditions or other circumstances that could negatively impact the company’s ability to complete the stock repurchase program; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (SEC). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts

Scott Coody, 405-552-4735

Chris Carr, 405-228-2496

Media Contact

John Porretto, 405-228-7506

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

UPDATED 2018 GUIDANCE ITEMS

(EXCLUDING ENLINK MIDSTREAM)

	2018 Guidance Including EnLink Midstream		Impact Due To Sale Of EnLink	2018 Guidance Upstream Assets Only
($ millions, except %)	Low	High	Midpoint	Low	High
Marketing & midstream operating profit	$1,050	$1,150	$(1,100)	$(50)	$50
Production expenses	$2,100	$2,200	$—	$2,100	$2,200
Exploration expenses	$90	$100	$—	$90	$100
Depreciation, depletion and amortization	$2,300	$2,400	$(550)	$1,750	$1,850
General & administrative expenses	$775	$825	$(115)	$660	$710
Financing costs, net	$440	$470	$(185)	$255	$285
Other expenses	$60	$80	$—	$60	$80
Current income tax rate	0%	5%	—	0%	5%
Deferred income tax rate	20%	25%	—	20%	25%
Net earnings attributable to noncontrolling interests	$185	$205	$(195)	$—	$—